UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2016

Symantec Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 28, 2016, Symantec Corporation (the “Company”) issued a press release announcing updated guidance outlook for the Company’s fiscal fourth quarter ended April 1, 2016. A copy of the press release is furnished as Exhibit 99.01 to this Current Report and is incorporated herein by reference.

The information in Item 2.02 of this Current Report, including Exhibit 99.01 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibit 99.01 shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission (the “SEC”) by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2016, the Company announced that it is initiating a Chief Executive Officer transition process as approved by the Company’s Board of Directors on April 24, 2016.  Effective April 28, 2016, the Company’s President and Chief Executive Officer, Michael A. Brown, will serve as the Company’s Chief Executive Officer for a period ending not later than October 28, 2016 (the “Transition Date”) to facilitate an orderly transition of his duties and responsibilities through the Transition Date. Mr. Brown will also continue to serve on the Company’s Board of Directors through the Transition Date.  In addition, beginning on April 28, 2016, Mr. Brown will step down from his role as the Company’s President and Dr. Ajei S. Gopal will begin serving as the Company’s interim President and Chief Operating Officer.  The Company has commenced a search for a successor to Mr. Brown and will make an announcement when a successor has been appointed.
Dr. Gopal, age 54, has served as an Operating Partner at Silver Lake since April 2013.  He served as Executive Vice President and Chief Technology Officer of the Company from February 2006 to July 2006 and as its Senior Vice President, Global Technology and Corporate Development from September 2004 to February 2006.  Prior to joining Silver Lake, Dr. Gopal served as Senior Vice President and General Manager, Software Products at Hewlett-Packard Company from 2011 through April 2013. Before joining Hewlett-Packard Company, he served in various positions at CA Technologies, Inc. from 2006 to 2011, including most recently as Executive Vice President of the Technology and Development Group. Earlier, Dr. Gopal served as Chief Executive Officer and a member of the board of directors of ReefEdge Networks, a wireless LAN systems company he co-founded in 2000.  Before that, he worked at IBM from 1991 to 2000, initially at IBM Research, and later in IBM’s Software Group. He began his career as a member of the technical staff at Bell Communications Research.  Dr. Gopal currently serves on the board of directors of ANSYS Inc., an engineering software company.  He holds a bachelor’s degree in engineering from the Indian Institute of Technology in Bombay and a doctorate degree in computer science from Cornell University.
Mr. Brown is entitled to receive certain cash severance and equity acceleration benefits for termination without cause as provided by the terms of his employment agreement, and pursuant to the terms of the Company’s existing compensatory arrangements, including its Performance Based Restricted Stock Unit Award Agreement.  On April 28, 2016, the Company amended Mr. Brown’s employment agreement, dated September 24, 2014 (the “Employment Agreement”), to provide for the duties and responsibilities he will have as he transitions out of the role of Chief Executive Officer by the Transition Date.  The amended Employment Agreement provides that the transition of Mr. Brown’s roles entitles him to the cash severance and equity acceleration benefits to which he would have been entitled under the Employment Agreement, prior to its amendment, had he been involuntarily terminated or resigned for Good Reason (as defined in the Employment Agreement), and ensures that he will be entitled to receive his existing compensation through the Transition Date, even if he terminates earlier.
There are no family relationships between Dr. Gopal and any director or executive officer of the Company, and Dr. Gopal has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act other than the investment by Silver Lake in the Company as described in the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2016. Dr. Gopal is expected to receive cash compensation of $200,000 per month in connection with his serving as interim President and Chief Operating Officer.  On the effective date of his appointment, Dr. Gopal entered into the Company’s standard form of Indemnification Agreement which provides for indemnification of the indemnitee to the full extent allowed by Delaware law.

Item 7.01	Regulation FD Disclosure.

On April 28, 2016, the Company issued a press release concerning the Chief Executive Officer transition process described in this report. A copy of the press release is furnished herewith as Exhibit 99.02 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d)
Exhibit No.	Description
99.01	Press Release announcing updated fiscal fourth quarter 2016 guidance outlook, dated April 28, 2016
99.02	Press Release announcing CEO transition plan, dated April 28, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: April 28, 2016	By:	/s/ Thomas J. Seifert
Thomas J. Seifert
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.01	Press Release announcing updated fiscal fourth quarter 2016 guidance outlook, dated April 28, 2016
99.02	Press Release announcing CEO transition plan, dated April 28, 2016

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